Exhibit 10.1

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANTS

This Amendment No. 1 (the “Amendment”), dated as of [_____], 2023, by and between Inpixon, a Nevada corporation (the “Company”), and each person or entity identified on the signature pages hereto (each, including its successors and assigns, a “Holder” and collectively, the “Holders”), amends each of the Existing Warrants (as defined below), held by the Holders, as applicable. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Warrants, as applicable.

WHEREAS, the Holders, as applicable, own (i) those certain Common Stock Purchase Warrants issued by the Company in April 2018 (the “April 2018 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-204159), (ii) those certain Common Stock Purchase Warrants issued by the Company in September 2021 (the “September 2021 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827), and (iii) those certain Common Stock Purchase Warrants issued by the Company in March 2022 (the “March 2022 Warrants” and together with the April 2018 Warrants and the September 2021 Warrants, the “Existing Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827);

WHEREAS, the Company and the Holders desire to amend (i) the September 2021 Warrants and the March 2022 Warrants to provide that all of such outstanding warrants shall be automatically exchanged for shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), at a rate of 0.33 shares of Common Stock (the “Exchange Shares”) for each September 2021 Warrant or March 2022 Warrant, as applicable, and (ii) the April 2018 Warrants to remove the obligation of the Company to hold the portion of a Distribution (as defined in the April 2018 Warrants) in abeyance in connection with the Beneficial Ownership Limitation (as defined in the April 2018 Warrants);

WHEREAS, in connection with the exchange for all of the then outstanding September 2021 Warrants and March 2022 Warrants upon the effectiveness of this Amendment, the Company will issue 76,794 Exchange Shares and 248,124 Exchange Shares, respectively (subject to increase based on rounding for fractional shares), resulting in the issuance of 324,918 Exchange Shares in the aggregate (subject to increase based on rounding for fractional shares); and

WHEREAS, pursuant to the terms of the Existing Warrants, the April 2018 Warrants, the September 2021 Warrants and the March 2022 Warrants may each be amended with the written consent of the Company and the holders of a majority of such warrants then outstanding (based on the number of Warrant Shares then underlying such warrants).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that:

1. As of the date that the Company signs this Amendment and substantially identical agreements with holders of at least a majority of each of the then outstanding April 2018 Warrants, September 2021 Warrants and March 2022 Warrants, as applicable (based on the number of Warrant Shares then underlying such warrants) (the “Effective Date”), each September 2021 Warrant and March 2022 Warrant is hereby amended by adding the following new Section 2(f):

“f) Mandatory Exchange. Notwithstanding any other provision in this Warrant to the contrary, all (and not less than all) of the outstanding Warrants shall be, without any further action by the Holder or the Company, automatically exchanged on the Amendment No. 1 Effective Date (the “Exchange Date”) for shares of Common Stock at the exchange rate of 0.33 shares of Common Stock for each Warrant held by the Holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). No fractional shares or scrip representing fractional shares shall be issued pursuant to this section. As to any fraction of a share which the Holder would otherwise be entitled to in connection with the Consideration, the Company shall round up to the next whole share. On and after the Exchange Date, the Holder of the Warrants shall have no further rights except to receive the Consideration. For purposes hereof, “Amendment No. 1 Effective Date” means the Effective Date (as defined in that certain Amendment No.1 to Common Stock Purchase Warrants, dated as of February __, 2023).”

2. As of the Effective Date, Section 3(d) of each April 2018 Warrant is hereby amended and restated as follows:

“d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall, upon the exercise of this Warrant, be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.”

3. Representations and Warranties of the Holders. Each Holder, for itself and for no other Holder, hereby represents and warrants as of the Effective Date to the Company as follows:

(a) Organization; Authority. Such Holder is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder. The execution and delivery of this Amendment and performance by such Holder of the transactions contemplated by this Amendment have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Holder. This Amendment has been duly executed by such Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Holder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. Such Holder is acquiring the Exchange Shares, if applicable, as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Exchange Shares (this representation and warranty not limiting such Holder’s right to sell the Exchange Shares in compliance with applicable federal and state securities laws). Such Holder is acquiring the Exchange Shares hereunder, if applicable, in the ordinary course of its business.

(c) Experience of Such Holder. Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, if applicable, and has so evaluated the merits and risks of such investment. Such Holder is able to bear the economic risk of an investment in the Exchange Shares, if applicable, and, as of the Effective Time, is able to afford a complete loss of such investment.

(d) Access to Information. Such Holder acknowledges that it has had the opportunity to review this Amendment and the SEC Reports, and if applicable, has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning this Amendment and receipt of the Exchange Shares, and the merits and risks of an investment in the Exchange Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate such investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to such investment.

(e) Beneficial Ownership Limitation. Upon consummation of this Amendment, the Holder (together with its Affiliates and any Persons acting as a group together with the Holder or any of such Holder’s Affiliates) will not beneficially own in excess of 19.99% of the number of shares of Common Stock or control in excess of 19.99% of the total voting power of the Company’s securities outstanding immediately after the Effective Date, provided that the percentage of beneficial ownership and control for the purposes of this section shall be determined pursuant to Section 13(d) of the Exchange Act.

4. Independent Nature of Holder’s Obligations and Rights. The obligations of such Holder under this Amendment are several and not joint with the obligations of any other Holder, and such Holder shall not be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Amendment. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment. Such Holder shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Amendment. Each Holder has been represented by its own separate legal counsel in its review and negotiation of this Amendment. It is expressly understood and agreed that each provision contained in this Amendment is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

5. Issuance of Exchange Shares. By virtue of Rule 3(a)(9) under the Securities Act, each of the Exchange Shares shall take on the registered characteristics of the applicable Existing Warrants and shall not bear any restrictive legend and shall be freely tradeable by the Holder.

6. Delivery of Exchange Shares. The Company shall cause the Exchange Shares to be transmitted by the Transfer Agent to each Holder by crediting the account of such Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”), or in the event that DWAC instructions are not provided, in book-entry form, by the number of Trading Days comprising the Standard Settlement Period after the date hereof. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date hereof.

7. Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including this Amendment as an exhibit thereto, with the Commission prior to 9:30 a.m., Eastern Time, on the Business Day immediately following the date hereof. From and after such filing, the Company represents to the Holders that it shall have publicly disclosed all material, non-public information delivered to any of the Holders by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents. In addition, effective upon such filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and any of the Holders or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Holder, or include the name of any Holder in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Holder, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Holders with prior notice of such disclosure permitted.

8. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Warrants are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, this Amendment will not be construed as an amendment to or waiver of any other provision of the Warrants. The terms of this Amendment shall control and supersede the terms of the Warrants to the extent inconsistent with the Warrant, but only with respect to the subject matter hereof. On and after the Effective Date, each reference in the Warrants to “the Warrant,” “this Warrant,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Warrant as amended by this Amendment.

9. No Third-Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10. Miscellaneous. This Amendment is governed solely by Nevada law without regard to conflicts of law provisions. This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective permitted successors and assigns. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment. This Amendment constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

INPIXON

By:
	Name:	Nadir Ali
	Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[Company Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Name of Holder:

By:
Name:
Title:

DWAC Instructions for Exchange Shares

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Existing Warrant	Shares of Common Stock Issuable Upon Exercise	Number of Exchange Shares to be Issued
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[Holder Signature Page]